Exhibit 10.1

DXL GROUP

2016 Destination XL Group, Inc.

Long-Term Incentive Wrap-Around Plan

1.    Establishment and Purpose. In May 2013, Destination XL Group, Inc. (the “Company”) established a long-term incentive plan named the 2013-2016 Destination XL Group, Inc. Long-Term Incentive Plan (the “2013-2016 Plan” or “2013-2016 LTIP”), which was designed for the specific purpose of retaining associates and rewarding the efforts required to transition the Company to the Destination XL (DXL) concept through FYE 2016. At the commencement of FYE 2014, however, the Company’s Board of Directors reviewed a detailed analysis of the financial commitments necessary to complete the Company’s aggressive transition from Casual Male XL stores to DXL stores in such a short period of time. As a result of that analysis, the Board determined that a strategic change to slow the timing of the transition would improve the Company’s liquidity position during the transition and a successful rollout could still be achieved. As a result of that strategic shift, it was clear to the Board that the Applicable Performance Targets set forth in the 2013-2016 Plan would most likely be unachievable. The strategic shift involved opening only approximately 40 DXL stores instead of 60, and closing approximately 40 Casual Male XL stores instead of 100 annually. The impact of the strategic shift caused the Compensation Committee of the Board of Directors (the “Committee”) to state in the Compensation Discussion and Analysis in the Company’s 10-K/A (filed with the SEC on June 2, 2014) and the Definitive 14A (filed with the SEC on June 30, 2014):

Because of this significant change in strategy to open the DXL stores over a longer period of time, the original performance targets set by the Compensation Committee are no longer aligned with the current expectations. While the Company’s expected revenue targets are still considered a long-term objective, the potential for achieving this level of revenue before the DXL rollout is substantially complete is remote. As a result, the Compensation Committee is currently reviewing and considering whether changes to the 2013-2016 LTIP are appropriate given the Company’s strategic shift and current expectations on completion of the DXL roll-out.

The Committee determined that the transition to DXL is still of primary importance and the Participants in the 2013-2016 Plan should not be penalized for the Board’s adoption of a change to the Company’s strategy. Since the time of those filings, the Committee engaged Sibson Consulting with respect to this issue and has worked with Company’s senior management to create this 2016 Destination XL Group, Inc. Long-Term Incentive Wrap-Around Plan (the “Wrap-Around Plan”).

The key features of the Wrap-Around Plan are:

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The Wrap-Around Plan is only triggered if the Company does not meet the Applicable Performance Target, as defined in the 2013-2016 Plan, and, as a result, all performance-based Awards granted under the 2013-2016 Plan are forfeited;

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The Wrap-Around Plan Performance Target, which includes two metrics: Sales and EBITDA, was selected because of the importance of top-line growth while ensuring improvement in profitability. The Compensation Committee believes that there is an approximate 50% probability of meeting the Wrap-Around Plan Performance Target. Performance targets are intended to be difficult but attainable. The metrics are derived from the Company’s five-year operating plan and budget;

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If the Wrap-Around Plan Performance Target is achieved at FYE 2016, the payout to Participants is only at 80% of the Performance-Vesting Benefit Amount that could have been earned under the 2013-2016 Plan;

—	If the Company exceeds the Wrap-Around Plan Performance Target, the maximum base payout is 100% of the Wrap-Around Plan Performance-Vesting Benefit Amount;
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Just as with the 2013-2016 Plan, the Participants have a Wrap-Around Plan Performance-Vesting Benefit Amount, which is calculated based on a Target Cash Value. The calculated dollar value of any Award granted pursuant to the Wrap-Around Plan will be payable 50% in Restricted Stock and 50% in Cash;

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The Wrap-Around Plan concerns only the Performance Vesting portion of the 2013-2016 Plan. The vesting and potential payout of the Time-Vesting Benefit Amount under the 2013-2016 Plan remains subject to the terms of the 2013-2016 Plan and is not affected by the Wrap-Around Plan;

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Except in the case of Termination of Employment without Justifiable Cause, by the Participant for Good Reason, or by reason of the Participant’s death or Disability, each Participant must be employed with the Company on both the Wrap-Around Plan Grant Date and on the date that is 6 months after FYE 2016 (the Wrap-Around Plan Vesting Date) in order to receive an Award payable under the Wrap-Around Plan;

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The grants, if any, of Restricted Stock under the Wrap-Around Plan will be taken from the pool of Restricted Stock that was forfeited by the Participants as a result of the failure to achieve the Applicable Performance Target under the 2013-2016 Plan. Therefore any further dilution is considered immaterial and would be limited to any additional shares that would be required to be granted as a result of any decrease in the Company’s stock price between the Grant Date under the 2013-2016 Plan to the Wrap-Around Plan Vesting Date or in the event that additional shares of Restricted Stock are granted as a result of the Share Price Bonus, which is described below; and,

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The Committee determined that it is appropriate to award additional shares of Restricted Stock if the Company’s share price at closing on the date that the Company publicly releases earnings for FYE 2016 is at least $6.75, because the Restricted Stock under the Wrap-Around Plan will only be granted if the Wrap-Around Plan Performance Targets are achieved. As a result, Participants will not benefit from any appreciation in the Company’s stock price prior to the Wrap-Around Plan Grant Date as they would have with the unvested equity awards issued under the 2013-2016 Plan. In addition to the Participants not benefiting from the Company’s shareholder return, the Committee addressed the issue that they would also receive fewer shares of Restricted Stock if the rollout is successful and the Company’s share price is higher. That would occur because the Awards under the Wrap-Around Plan are premised on a dollar value, so the higher the Company’s share price on the Wrap-Around Plan Grant Date, the fewer shares of Restricted Stock the Participants would receive. The Committee addressed the issue by providing for a Share Price Bonus as defined below.

2.    Definitions. When used herein, the following capitalized terms shall have the meanings assigned to them, unless the context clearly indicates otherwise. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Incentive Compensation Plan.

(a)    Affiliate means any entity that controls, is controlled by, or is under common control with, the Company.

(b)    Award means an award under the Wrap-Around Plan that is payable in the form of Cash and Restricted Stock pursuant to the terms and conditions set forth in this Wrap-Around Plan.

(c)    Board means the Board of Directors of the Company.

(d)    Cash means U.S. dollars.

(e)    Committee means the Compensation Committee of the Board.

(f)    EBITDA means “Operating Income (Loss)” plus the add-back of “Depreciation and Amortization Expense” per the Company’s financial statements prepared in accordance with Generally Accepted Accounting Principles (calculated prior to any payout under the Wrap-Around Plan).

(g)    Effective Date of Participation means the date on which a Participant became a Participant in the 2013-2016 Plan.

(h)    Fiscal Quarter means each fiscal quarter that ends within a fiscal year of the Company.

(i)    FYE means the last day of each fiscal year of the Company. FYE 2016 shall mean January 28, 2017 and FYE 2017 shall mean February 3, 2018.

(j)    Good Reason means the same definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement with the Company, if any, that is in effect at the time the determination is being made. If the Participant does not have an employment agreement with the Company at that time, or there is no definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time, or the Committee determines, in its sole and absolute discretion, that the right to any payment or benefit under this Wrap-Around Plan pursuant to a Termination of Employment by a Participant for Good Reason would not be treated as a right to a payment or benefit pursuant to an involuntary separation from service for purposes of Section 409A (as defined in Section 15(a) of this Wrap-Around Plan) if the definition of Good Reason, or any substantially similar term, in the Participant’s employment agreement at that time is applied to the Participant’s Termination of Employment, then Good Reason means the occurrence of any of the following in the absence of Justifiable Cause by the Company: (i) a material diminution in the Participant’s base salary, unless such material diminution in the Participant’s base salary is made pursuant to a reduction in base salary that affects all similarly situated employees in a similar manner and is made at least six months prior to a Change in Control, in which case such material diminution in the Participant’s base salary shall not constitute Good Reason; (ii) a material change in the geographic location at which the Participant must perform his or her job functions to which the Participant does not agree; or (iii) solely in the case of a Section 16 Officer, a material diminution in the Participant’s authority, duties, or responsibilities. For purposes of this Wrap-Around Plan, Good Reason shall not be deemed to exist unless the Termination of Employment by a Participant for Good Reason occurs within 180 days following the initial existence of one of the conditions specified in clauses (i) through

(iii) above, the Participant provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.

(k)    Incentive Compensation Plan means the Company’s 2006 Incentive Compensation Plan, as amended and restated effective August 1, 2013, as the same may hereinafter be amended from time to time.

(l)    Justifiable Cause means the same definition as used in the Participant’s employment agreement, if any, that is in effect at the time the determination is being made. If the Participant does not have an employment agreement at that time, or there is no definition of Justifiable Cause, or any substantially similar term, in the Participant’s employment agreement at that time, then Justifiable Cause means any material failure by the Participant in performing his or her necessary job functions; any breach of any material written policies, rules or regulations which have been adopted by the Company; the Participant’s performance of any act or failure to act, as to which if the Participant were prosecuted and convicted, a crime or offense involving money or property of the Company or its Subsidiaries or Affiliates, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; the Participant’s embezzlement of funds or assets of the Company or any of its Subsidiaries or Affiliates; the Participant’s conviction of, plea of guilty to, or plea of nolo contendere to any felony; the Participant’s unauthorized disclosure to any person, firm or corporation of any confidential information of the Company or any of its Subsidiaries or Affiliates; the Participant’s usurpation of a corporate opportunity of the Company or any of its Subsidiaries or Affiliates; or the Participant’s engaging in any business other than the business of the Company or its Subsidiaries or Affiliates which materially interferes with the performance of his or her duties.

(m)    Retirement means the Termination of Employment of the Participant, other than by reason of the Participant’s death or Disability and other than by the Company for Justifiable Cause or by the Participant for Good Reason, after the Participant has attained age 65 and completed at least 5 years of employment with the Company and its Subsidiaries and Affiliates.

(n)    Sales for any period mean the sales of the Company consistent with the calculation as reported on the Company’s consolidated financial statements for that period.

(o)    Section 16 Officer means an officer of the Company who is subject to the requirements of Section 16 of the Securities and Exchange Act of 1934.

(p)    Share Price Bonus means that in the event the Company’s share price at the close of business on the day that the Company’s earnings for FYE 2016 are publicly released is at least $6.75, then the 50% of a Participant’s Wrap-Around Plan Performance-Vesting Benefit Amount to be settled in shares of Restricted Stock shall be increased. The increase shall be 20% at the $6.75 share price and 30% at the $7.25 or higher share price. If the Company’s share price is between $6.75 and $7.25 at the close of business on the day that the Company’s earnings for FYE 2016 are publicly released, the bonus defined in this paragraph shall be determined by straight-line interpolation. The 50% of a Participant’s Wrap-Around Plan Performance-Vesting Benefit Amount to be settled in Cash is not subject to a Share Price Bonus.

(q)    Subsidiary means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(r)    Target Cash Value means the Target Cash Value for each Participant as calculated pursuant to the 2013-2016 Plan.

(s)    Termination of Employment means the termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason.

(t)    Wrap-Around Plan means this 2016 Destination XL Group, Inc. Long-Term Incentive Wrap-Around Plan as it may be amended from time to time.

(u)    Wrap-Around Plan Effective Date means FYE 2016 if, and only if, the Applicable Performance Target in the 2013-2016 Plan is not achieved at FYE 2016 and, as a

(v)    result, all Awards granted pursuant to the Performance Vesting Benefit Amount under the 2013-2016 Plan are forfeited.

(w)    Wrap-Around Plan Grant Date means the date on which the Committee grants Awards under the Wrap-Around Plan for FYE 2016 (which date shall occur after the Committee has reviewed the audited financial statements for the Company’s FYE 2016 and determined the amount of each Participant’s Award) which is expected to be within 90 days after the Wrap-Around Plan Effective Date.

(x)    Wrap-Around Plan Performance Target means the Company’s achievement for the fiscal year of the Company ending on FYE 2016 of (1) in the case of the portion of the benefit earned based upon Sales, $* of Sales, and (2) in the case of the portion of the benefit earned based upon EBITDA, $* of EBITDA.

(y)    Wrap-Around Plan Performance-Vesting Benefit means the benefit payable to a Participant pursuant to an Award under this Wrap-Around Plan shall be equal to the portion, if any, of an amount equal to 50% of the product of (i) the Participant’s Target Cash Value multiplied by (ii) 4 (or, in the case of an individual that became a Participant in the 2013-2016 Plan after May 28, 2013, an amount equal to 4 multiplied by a fraction, the numerator of which shall be the number of calendar days from the Participant’s Effective Date of Participation in the 2013-2016 Plan to January 28, 2017 and the denominator of which shall be 1342 (the total number of days between May 28, 2013 and including January 28, 2017) that is earned and vested pursuant to Section 4 hereof or that is otherwise payable pursuant to Section 4 or 5 hereof.

(z)    Wrap-Around Plan Period means fiscal year 2016.

(aa)    Wrap-Around Plan Pro-Rata Vesting Percentage means the percentage that (1) the number of days from the Participant’s Effective Date of Participation until the date of the Participant’s Termination of Employment, if prior to FYE 2016, bears to (2) the number of days from the Participant’s Effective Date of Participation until FYE 2016. If the Participant was entitled to receive more than one Award pursuant to the 2013-2016 Plan, then the Wrap-Around Plan Pro-Rata Vesting Percentage shall be determined separately with respect to each separate Award as described in the 2013-2016 Plan.

(bb)    Wrap-Around Plan Vesting Date means the last day of the second Fiscal Quarter of FYE 2017.

3.    Eligibility. The Participants in the Wrap-Around Plan shall be those Participants in the 2013-2016 Plan who are employed by the Company or any of its Affiliates on FYE 2016.

4.    Form and Timing of Grant and Payment.

(a)    Grant of Awards. Upon the Wrap-Around Plan Grant Date, the Committee shall grant to the Participant the following:

(i)    A number of Shares of Restricted Stock having a Fair Market Value at the close of business of the business day immediately prior to the Wrap-Around Plan Grant Date equal to 50% of the Participant’s Wrap-Around Plan Performance-Vesting Benefit Amount, if any, plus the Share Price Bonus, if any;

(ii)    Cash equal to 50% of the Participant’s Wrap-Around Plan Performance-Vesting Benefit Amount, if any; and

(iii)    If the Participant’s benefit is determined pursuant to Section 5(f)(i) hereof, then the amounts determined under this Section 4(a) shall be multiplied by the Participant’s Wrap-Around Plan Pro-Rata Vesting Percentage.

(b)    Forms of Award Agreements. The Restricted Stock granted pursuant to Section 4(a) hereof shall be made pursuant to the forms of Restricted Stock Agreement attached as Exhibit A hereto; and,

(c)    Payment of Cash. The portion of the Wrap-Around Plan Performance-Vesting Benefit payable in Cash shall be payable as soon as practicable after the date on which that portion of the benefit vests (but in no event more than 14 days after the last day of the second Fiscal Quarter of FYE 2017).

5.    Vesting of Wrap-Around Plan Performance-Vesting Benefit Amount:

(a)    80% of the Wrap-Around Plan Performance-Vesting Benefit Amount shall be earned and vest in the event that the Wrap-Around Plan Performance Target is met during the Wrap-Around Plan Period and the Participant remains continuously employed by the Company or any of its Affiliates through and until the Wrap-Around Plan Vesting Date.

(b)    In order for any payout to be achieved pursuant to the Wrap-Around Plan, however, the threshold EBITDA of $* must be achieved for the Wrap-Around Plan Period. If it is not, or if any Applicable Performance Targets are met under the 2013-2016 Plan, then there shall be no payout pursuant to the Wrap-Around Plan.

(c)    If, at a minimum, the threshold EBITDA is achieved for the Wrap-Around Plan Period, then the metrics, EBITDA and Sales, will be independent targets which are weighted equally.

*    As supported by Instruction 4 to Item 402(b) of Regulation S-K, the Registrant has excluded information relating to target levels with respect to specific quantitative and qualitative performance – related factors considered by the Registrant’s compensation committee, or any other factors or criteria involving confidential trade secrets or confidential commercial or business information, the disclosure of which would result in competitive harm for the Registrant.

(d)    (i) For the Wrap-Around Plan Period, the Company must achieve at least the threshold of EBITDA for (1) any payout based upon either the EBITDA metric or the Sales metric, and (2) at least the Sales threshold for any payout based upon the Sales metric; performance within this range is prorated as shown in the example below. Each metric is weighted 50%. The Wrap-Around Plan performance metrics for FYE 2016 are:

Award Metrics	Weight of each Metric	Threshold 50%	Target 80%	Maximum 100%
EBITDA	50%	$*	$*	$*
Sales	50%	$*	$*	$*

(ii) If the Company has EBITDA for the fiscal year of the Company ending on FYE 2016 of at least $*, and the Participant has not had a Termination of Employment prior to the Wrap-Around Plan Vesting Date, then the percentage of the Wrap-Around Plan Performance-Vesting Benefit Amount that is earned and vests on the Wrap-Around Plan Vesting Date shall be the sum of the (x) percentage that is between 50% and 80% or 80% and 100% (as applicable) determined by straight-line interpolation based upon the relationship of the Company’s EBITDA for the fiscal year of the Company ending on FYE 2016 to the $* minimum and $* maximum EBITDA goals multiplied by 50% and (y) percentage that is between 50% and 80% or 80% and 100% (as applicable) determined by straight-line interpolation based upon the relationship of the Company’s Sales for the fiscal year of the Company ending on FYE 2016 to the $*minimum and $* maximum Sales goals multiplied by 50%.

(A) For example, if the Company has EBITDA for the fiscal year ending on FYE 2016 of $* (the minimum) and the Company has Sales for the fiscal year ending on FYE 2016 of $* (greater than threshold but less than target), the benefit would be 51.9% of the Wrap-Around Plan Performance-Vesting Benefit Amount. Calculated as the sum of (x) 25% (50% of 50%) + (y) 26.9% (50% of 53.9% [$* ($* - $*) divided by $* ($* - $*), multiplied by 30% plus 50%.]). By way of further example including a Share Price Bonus, if the Company’s share price at the close of business on the day that the Company’s earnings for FYE 2016 are publicly released is $6.75, the benefit would be 57.09% of the Wrap-Around Plan Performance-Vesting Benefit Amount, but the portion of the Award to be settled in Cash would remain at 25.95% and the portion of the Award to be settled in Restricted Stock shall increase to 31.14% of the Wrap-Around Plan Performance-Vesting Benefit Amount. Calculated as the sum of (x) 25.95% (50% of 51.9% to be settled in Cash) + (y) 31.14% (20% x 25.95% + 25.95% to be settled in Restricted Stock).

(B) For example, if the Company has EBITDA for the fiscal year ending on FYE 2016 of $* (the minimum) and the Company has Sales for the fiscal year ending on FYE 2016 of $* (greater than target but less than maximum), the benefit would be 70.3% of the Wrap-Around Plan Performance-Vesting Benefit Amount. Calculated as the sum of (x) 25% (50% of 50%) + (y) 45.3% (50% of 90.6% [$*($* - $*) divided by $* ($* - $*), multiplied by 20% plus 80%.]). By way of further example including a Share Price Bonus, if the Company’s share price at the close of business on the day that the Company’s earnings for FYE 2016 are publicly released is $7.00, the benefit would be 79.09% of the Wrap-Around Plan Performance-Vesting Benefit Amount, but the portion of the Award to be settled in Cash would remain at 35.15% and the portion of the Award to be settled in Restricted Stock shall increase to 43.94% of the Wrap-Around Plan Performance-Vesting Benefit Amount. Calculated as the sum of (x) 35.15% (50% of 70.3% to be settled in Cash) + (y) 43.94% (25% x 35.15% + 35.15% to be settled in Restricted Stock).

(C) For example, if the Company has EBITDA for the fiscal year ending on FYE 2016 of $* (the target) and the Company has Sales for the fiscal year ending on FYE 2016 of $* (the target), the benefit would be 80% of the Wrap-Around Plan Performance-Vesting Benefit Amount. Calculated as the sum of (x) 40% (80% of 50%) + (y) 40% (80% of 50%). By way of further example including a Share Price Bonus, if the Company’s share price at the close of business on the day that the Company’s earnings for FYE 2016 are publicly released is $7.25, the benefit would be 92% of the Wrap-Around Plan Performance-Vesting Benefit Amount, but the portion of the Award to be settled in Cash would remain at 40% and the portion of the Award to be settled in Restricted Stock shall increase to 52% of the Wrap-Around Plan Performance-Vesting Benefit Amount. Calculated as the sum of (x) 40% (50% of 80% to be settled in Cash) + (y) 52% (30% x 40% + 40% to be settled in Restricted Stock).

(D) For example, if the Company has EBITDA for the fiscal year ending on FYE 2016 of $* (less than the minimum) and the Company has Sales for the fiscal year ending on FYE 2016 of $* (the target), there would be no vesting of the Wrap-Around Plan Performance-Vesting Benefit Amount and no payout, because the minimum EBITDA was not achieved. By way of further example including a Share Price Bonus, as there is no payout, there is no opportunity to be paid a Share Price Bonus regardless of the Company’s share price at the close of business on the day that the Company’s earnings for FYE 2016 are publicly released.

*    As supported by Instruction 4 to Item 402(b) of Regulation S-K, the Registrant has excluded information relating to target levels with respect to specific quantitative and qualitative performance – related factors considered by the Registrant’s compensation committee, or any other factors or criteria involving confidential trade secrets or confidential commercial or business information, the disclosure of which would result in competitive harm for the Registrant.

(e)    If Insufficient Shares Available. Notwithstanding the foregoing, if and to the extent that, at the time an Award is granted pursuant to the Wrap-Around Plan, the Company does not have a sufficient number of Shares remaining available for Awards under the Incentive Compensation Plan to issue such Award in the form of Restricted Stock, then such Award shall be settled in Cash to the extent of such insufficiency.

(f)    Termination of Employment. Notwithstanding the foregoing, if a Participant has a Termination of Employment after FYE 2014 and on or before the Wrap-Around Plan Vesting Date, then notwithstanding anything to the contrary in the Participant’s employment agreement, if any:

(i) If such Termination of Employment is after FYE 2014 and on or before FYE 2016 and is by reason of the Participant’s Retirement, and the Wrap-Around Plan becomes effective, then the Participant shall become vested in the Wrap-Around Plan Pro-Rata Vesting Percentage of the portion, if any, of the Wrap-Around Plan Performance-Vesting Benefit Amount that is earned and otherwise would have vested pursuant to Section 5(d) hereof if such Termination of Employment had not occurred;

(ii)    If such Termination of Employment is after FYE 2016 and on or before the Wrap-Around Plan Vesting Date, and is by reason of the Participant’s Retirement, and the Wrap-Around Plan is effective, then the Participant shall become vested in the portion, if any, of the Wrap-Around Plan Performance-Vesting Benefit Amount that is earned and otherwise would have vested pursuant to Section 5(d)(i) hereof if such Termination of Employment had not occurred;

(iii)    If such Termination of Employment is by reason of the Participant’s death, Disability, or by reason of a Termination by the Company without Justifiable Cause or by the Participant for Good Reason after FYE 2014 and on or before the Wrap-Around Plan Vesting Date, then the Participant shall become vested in the Wrap-Around Plan Performance-Vested Benefit Amount that is earned and otherwise would have vested pursuant to Section 5(d) hereof if such Termination of Employment had not occurred.

Payment of any benefit under this Section 5(f) shall be made on the later of (i) the Wrap-Around Plan Grant Date, or (ii) the date that is 5 business days after the date on which the Participant incurs a Termination of Employment.

(g)    Forfeitures. Except as otherwise provided in this Section, any Grant of Awards under Section 4 of this Wrap-Around Plan that was not vested on the date on which the Participant incurs a Termination of Employment and that does not vest on account of the Participant’s Termination of Employment shall automatically and without any further action by the Committee immediately be forfeited and become null and void. In the event that the Participant’s Termination of Employment is by the Company for Justifiable Cause, then any portion of the Participant’s Award that has not previously vested and been paid or distributed (in the case of any amount payable in Cash) shall automatically and without further action by the Committee immediately be forfeited and become null and void.

6.    Change in Control. In the event of a Change in Control at any time on or after the Wrap-Around Plan Effective Date and before the payout of benefits after the Wrap-Around Plan Vesting Date and, after the Change in Control, the Participant is terminated by the Company without Justifiable Cause or by the Participant for Good Reason, or there is a Termination of Employment because of the Participant’s death or Disability, the Awards granted to a Participant under the Wrap-Around Plan shall immediately vest and to the extent not previously paid in shares of Restricted Stock shall be paid to the Participant in Cash, as soon as practicable (but in no event more than 5 business days) after the later of (i) the Change in Control or (ii) the date on which the Participant incurs a Termination of Employment. If the Change in Control occurs after the Wrap-Around Plan Grant date, then any Shares of Restricted Stock that vest pursuant to this Section 6 shall be immediately redeemed by the Company (or its successor) for cash payable by the Company (or its successor) in an amount (the “Redemption Price Per Share”) equal to, as applicable, (x) if the Shares have not been cancelled, exchanged or converted into other securities or property as a result of the Change in Control and are publicly-traded, the Fair Market Value of a Share on the date of the Participant’s Termination of Employment, or (y) if the Shares have been cancelled, exchanged or converted into other securities or property as a result of the Change in Control, the greater of (i) the fair market value per Share of the consideration received pursuant to the Change in Control by the holders of Shares on the date of the Change in Control and (ii) if the consideration received by the holders of Shares pursuant to the Change in Control consisted, in whole or in part, of other securities which are publicly traded, the sum of (A) the fair market value of the number of such securities received for each Share pursuant to the Change in Control on the date of the Participant’s Termination of Employment and (B) the fair market value of any other consideration received for each Share pursuant to the Change of Control.

7.    Administration.

(a)    Authority of the Committee. The Wrap-Around Plan shall be administered by the Committee. The Committee shall have full and final authority, subject to and consistent with the provisions of the Wrap-Around Plan, to select persons to become Participants, grant Awards, determine the amount of any Participant’s Award and all other matters relating to Awards, prescribe rules and regulations for the administration of the Wrap-Around Plan, construe and interpret the Wrap-Around Plan and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Wrap-Around Plan. In exercising any discretion granted to the Committee under the Wrap-Around Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Participant in a manner consistent with the treatment of any other Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary, any Affiliate or any Participant or Beneficiary.

(b)    Manner of Exercise of Committee Authority. The Committee may delegate to members of the Board, or officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Securities and Exchange Act of 1934, as amended, in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Wrap-Around Plan.

(c)    Limitation of Liability. The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Wrap-Around Plan. Members of the Committee, and any other member of the Board and any officer or employee acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Wrap-Around Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(d)    No Claim for Benefits Required. Benefits due and owing to a Participant under the Wrap-Around Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Participant who has not received the benefits to which Participant believes himself or herself entitled may file a written claim with the Committee, which shall act on the claim within thirty days. If a Participant’s employment agreement conflicts with any provision of this Wrap-Around Plan, the language of the Wrap-Around Plan shall govern.

(e)    Payments to Beneficiary. Any vested benefits payable to any Participant that have not been paid as of the date of the Participant’s death, shall be paid to the Participant’s Beneficiary.

8.    Awards Subject to Wrap-Around Plans. The Awards under this Wrap-Around Plan, and the grants of Restricted Stock pursuant to this Wrap-Around Plan, are being granted pursuant to and in accordance with the terms and conditions of this Wrap-Around Plan and the Incentive Compensation Plan, and the Award Agreements.

9.    No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under the Wrap-Around Plan be permitted, except to the extent that such acceleration would not violate Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder.

10.    Amendment and Termination. This Wrap-Around Plan may be amended or terminated in any respect at any time by the Committee; provided, however, that no amendment or termination of the Wrap-Around Plan shall be effective to reduce any benefits payable to a Participant that may accrue or vest under the terms of this Wrap-Around Plan without the Participant’s prior written consent. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Committee may require that the Awards of all Participants be distributed as soon as practicable after such termination. If and to the extent that the Committee does not accelerate the timing of distributions on account of the termination of the Wrap-Around Plan pursuant to the preceding sentence, payment of any remaining benefits under the Wrap-Around Plan shall be made at the same times and in the same manner as such distributions would have been made under the terms of the Wrap-Around Plan, as in effect at the time the Wrap-Around Plan is terminated.

11.    Unfunded Obligation. The obligations of the Company to pay any benefits under the Wrap-Around Plan shall be unfunded and unsecured, and any payments under the Wrap-Around Plan shall be made from the general assets of the Company. Participants’ rights under the Wrap-Around Plan are not assignable or transferable except to the extent that such assignment or transfer is permitted under the terms of the Incentive Compensation Plan.

12.    Withholding. The Participants and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Wrap-Around Plan. The Company may deduct from any distributions under the Wrap-Around Plan the amount of any taxes required to be withheld from such distribution by any federal, state, local or foreign government, and may deduct from any compensation or other amounts payable to the Participant the amount of any taxes required to be withheld with respect to any other amounts under the Wrap-Around Plan by any federal, state, local or foreign government.

13.    Applicable Law. This Wrap-Around Plan shall be construed and enforced in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

14.    No Right to Continued Employment. No Award shall confer upon any Participant any right to continued service with the Company or any of its Affiliates.

15.    Code Section 409A.

(a)    Interpretation of Wrap-Around Plan. It is intended that the Awards granted pursuant to this Wrap-Around Plan be exempt from Section 409A of the Code (“Section 409A”) because it is believed (i) the Awards payable in cash should qualify for the short-term deferral exception contained in Treasury Regulation §1.409A-1(a)(4), and (ii) any Shares of Restricted Stock granted under the Wrap-Around Plan should be exempt as an award of restricted property pursuant to Treasury Regulation §1.409A-1(a)(6). The provisions of the Wrap-Around Plan shall be interpreted in a manner consistent with that intent.

(b)    Section 409A Amendments. The Committee, in its sole discretion, and without the consent of any Participant or Beneficiary, may amend the provisions of this Wrap-Around Plan to the extent that the Committee determines that such amendment is necessary or appropriate in order for the Awards made pursuant to the Wrap-Around Plan to be exempt from the requirements of Section 409A, or if and to the extent that the Committee determines that Awards are not so exempt, to amend the Wrap-Around Plan (and any agreements relating to any Awards) in such manner as the Committee shall deem necessary or appropriate to comply with the requirements of Section 409A.

(c)    No Right to Section 409A Indemnification. Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary that the Awards made pursuant to this Wrap-Around Plan are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Participant or Beneficiary for any tax, additional tax, interest or penalties that the Participant or Beneficiary may incur in the event that any provision of the Wrap-Around Plan or any Award agreement, or any amendment or any modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(d)     Six Month Delay for Specified Employees. If a Participant is a “specified employee,” as that term is defined for purposes of Section 409A, then no payment or benefit that is payable on account of the Participant’s “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death) if and to the extent that such payment or benefit constitutes nonqualified deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

16.    No Assignment. Neither any Participant nor any Beneficiary nor any other person shall have any right to assign the rights to receive any payments or benefits hereunder, in whole or in part, which payments and benefits are non-assignable and non-transferable, whether voluntarily, or involuntarily.